Exhibit 10.3

Skins Inc. 1115 Broadway 12th Floor New York, NY 10010	October 30th, 2008
Consulting Agreement

THIS Consulting agreement (the “Agreement”) is made and entered into as of October 30th, 2008 (the “Commencement Date”) by and between Danielle Kauderer {A Resident of New Jersey} (the “Consultant”) and Skins, Inc. {A Nevada Corporation}(the “Company”).

RECITALS
A. The Company desires to retain the services of the Consultant for advisory services, expansion and the services of organizing corporate functions.
B. The consultant is willing to introduce the company new business acquisitions and partnerships, advisory services on expansion and organization and assisting in organizing corporate functions.

In consideration of the premises and the covenants contained herein, the Company and the Consultant agree as follows:

1. Services. Upon request of the Company, Consultant hereby agrees to render advisory services, including but not limited to: strategic planning, assistance in development of business opportunities for the Company or its affiliates and assistance in organizing functions directed by the Company {dinners, shareholder meetings, corporate and consumer functions in addition to marketing and product placement initiatives} (collectively, the “Services”).

2. Term of Agreement. This Agreement shall commence on the Commencement Date and shall continue until twelve (12) months thereafter, unless extended otherwise by written consent of the parties (the “Term”). If both parties mutually agree in writing, the term may be terminated prior to twelve months.

a. Consulting Fee. The Company agrees to compensate the Consultant one million four hundred thousand shares (1,400,000). These shares shall be issued free of encumbrances or restrictions in the following manner:
a1. Nine hundred thousand shares (900,000) shall be issued upon the execution of this agreement.
a2. Two hundred and fifty thousand shares (250,000) shall be issued on the 30th day of the execution of the agreement
a3. Two hundred and fifty thousand shares (250,000) shall be issued on the 60th day of the execution of the agreement.

3. Independent Contractor. At all times during the term of this Agreement, Consultant is and shall be an independent contractor in providing the Services hereunder, with the sole right to supervise, manage, operate, control, and direct the performance incident to the Services. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationship of employee/employer or principal/agent, or otherwise create any liability whatsoever as partner, joint venture, employer, employee, principal, or agent for either the Company or Consultant with respect to the indebtedness, liabilities, or obligations of each other or of any other person or entity.

4. Liability of Consultant. The Company understands that the Consultant assumes no responsibility under this Agreement other than to perform the Services in good faith, and Consultant will not be responsible for any consequences whatsoever that result from any action of the Company in following or declining to follow any advice or recommendation of the Consultant. It is acknowledged and agreed by the Company that Consultant’s Services provided under this Agreement are consulting only and any and all decision-making regarding the Company, including without limitation whether or not to follow any advice by Consultant, is solely the responsibility of the Company. Consultant will not be liable to the Company except by reason of acts constituting bad faith of Consultant or willful malfeasance or reckless disregard of its duties. The parties hereto recognize and agree that the effectiveness of the Services and the success of any actions undertaken by Consultant in connection therewith are not guaranteed or warranted by Consultant in any respect whatsoever.

5.	Confidential Information.

a.
Anything herein to the contrary notwithstanding, the Company will not intentionally provide Consultant with any material non-public information, unless both (i) advising Consultant in writing prior to such disclosure that the information about to be provided constitutes material non-public information and whether, when and by what means the Company intends to make such information public and (ii) Consultant, in its sole and absolute discretion, agrees in writing to receive such information. In furtherance of the foregoing, and not in limitation thereof, Consultant may agree in writing to receive such information on the condition that the Company comply with Regulation FD promulgated by the Securities and Exchange Commission as if the provisions regarding Confidential Information were not included in this Agreement and the Consultant was not subject to any confidentiality requirements (written, oral, implied, anticipated or otherwise) with respect to such information.

b.
Provided Consultant has agreed to receive material non-public information with respect to the Company in the manner provided in subparagraph(a) of this Section 6, or the Company has advised Consultant that the information to be provided is not material non-public information with respect to the Company, Consultant acknowledges that certain information that may be disclosed to Consultant by the Company may be confidential, proprietary, and secret in character. Consultant agrees that such information will (i) be kept confidential by Consultant, (ii) not be used by Consultant in any way detrimental to the Company, and (iii) not be used other than in furtherance of the Services to be provided under this Agreement.

c.
The term “Confidential Information” means any information or knowledge that is not generally known to the public that is disclosed or made known to the Consultant directly or indirectly during the term of this Agreement (regardless of the form in which communicated and including all notes, memoranda, records, analyses, test results, surveys, applications for governmental approvals, and other documents and items that were prepared by the Consultant, other employees of the Company, or other persons or entities acting at the behest of or in conjunction with the Company that incorporate, embody, reflect, describe, or otherwise relate to, in whole or in part, the oral or written information made known to the Consultant). Notwithstanding the foregoing, no item of information otherwise included in the definition of “Confidential Information” shall be deemed Confidential Information to the extent that it (i) is or becomes publicly available through no fault or breach of this Agreement, (ii) is disclosed in a non-confidential capacity by the party which would have had the right to assert that such information was Confidential Information, (iii) is lawfully obtained or could be lawfully obtained from third parties without breaching any provision of any non-disclosure agreement, (iv) is information which is previously known or is developed by the recipient independently of the disclosing party or (v) must be disclosed pursuant to or as required or directed by law or by a court or other tribunal of competent jurisdiction. “Confidential Information” also does not include any business, industry or other analysis previously made or subsequently developed by Consultants that is not specific to the business activities of the Company.

d.
The Company acknowledges that Confidential Information is not necessarily material non-public information regarding the Company and that the Consultant may, in good faith, determine that any one or more items of Confidential Information, individually or in the aggregate, do not constitute material non-public information with respect to the Company.

6. Binding Effect. This Agreement shall be binding upon Consultant and the Company and their respective successors, assigns, and representatives.

7. Assignment. Neither this Agreement nor the rights and obligations hereunder may be assigned by operation of law or otherwise without the express consent of the other party (which consent may be granted or withheld in the sole and absolute discretion of such other.

8. Governing Law. This agreement shall be interpreted, enforced, construed and governed in accordance with the laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule (whether of the State of or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Jersey and all disputes shall be settled in the courts of the State of NEW JERSEY.

9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

10. Entire Agreement. This Agreement (including any Exhibits hereto and the documents delivered pursuant hereto) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

FOR THE COMPANY:		FOR THE CONSULTANT:

Skins, Inc.		Danielle Kauderer

By:	______________________	By:	______________________
Mark Klein Founder/CEO

Date:	______________________	Date:	______________________